SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 1, 1999


                               MLC HOLDINGS, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                   000-28926                    54-1817218
(State or other jurisdiction  (Commission File Number)         (IRS Employer
     of incorporation)                                       Identification No.)

                  400 Herndon Parkway, Herndon, Virginia 20176
          (Address, including zip code, of principal executive office)

                                 (703) 834-5710
                                 --------------
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

         MLC Holdings, Inc. ("MLC") announced by press release on October 1, 1999 that it had completed the acquisition of all of the stock CLG, Inc. from Centura Bank, a wholly owned subsidiary of Centura Banks, Inc. The acquisition added approximately 400 customers and $93 million of assets to MLC's leasing customer base in metropolitan markets such as such as Charlotte and Raleigh, N.C., Greenville, S.C, and southern Virginia. In connection with the acquisition, CLG, Inc. was merged into MLC Group, Inc., a wholly owned subsidiary of MLC on October 1, 1999.

         Total consideration for the acquisition was $36.5 million, paid by the issuance of 392,990 shares of MLC common stock, $1,099,574 of a subordinated note, and $31,500,000 of cash. In association with the transaction, MLC financed a portfolio of leases on a non-recourse basis with Fleet Business Credit Corporation, a wholly owned subsidiary of Fleet Bank, which raised $27.8 Million, and issued a second subordinated note in the amount of $1,965,000 to Centura Bank. The subordinated notes are bullets with a term of 7 years at an interest rate of 11%, and can be prepaid at par in whole at anytime.

         MLC filed a Current Report on Form 8-K on September 14, 1999 announcing the execution of the Stock Purchase Agreement with Centura Bank and CLG, Inc. which was filed as Exhibit 4.1 to such Current Report on Form 8-K and which is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         The pro forma and historical financial statements required by Item 7 of Form 8-K will be filed by amendment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     MLC HOLDINGS, INC.


Dated October 18, 1999                      By: /s/ Phillip G. Norton
                                                --------------------------------
                                                Phillip G. Norton
                                                Chairman and Chief Executive
                                                Officer